EXHIBIT 10.22
                                       MRB
                             INVESTOR RELATIONS, LLC

                                SERVICE AGREEMENT
                                -----------------

This Agreement is made on July 8, 2003 between Biofield Corp., a corporation organized and existing under the laws of the State of Delaware with its principal place of business located at 1025 Nine North Drive, Alpharetta, GA, 30004, hereinafter referred to as "client" and MRB Investor Relations, LLC a limited liability company organized and existing under the laws of the State of Delaware with its principal place of business located at 39 Broadway, 24th Floor, New York, NY 10006, hereinafter referred to as "MRB".

1.   RECITALS

     Client is in the business of Medical Devices/Biotechnology, and in the conduct of such business desires to receive public relations and corporate imaging services. MRB agrees to perform these services for the client under the terms and conditions set forth in this agreement.

2.   NATURE OF WORK

     MRB will perform public relations and corporate imaging services.

3.   COMPENSATION

     In consideration of the satisfactory performance of MRB, the client agrees to pay the following:

     1. As soon as possible after the signing of this agreement but not later than August 15, 2003 the following shares of stock:

                  A. 100,000 shares of restricted stock

     2. Following a financing the company will issues the following shares of stock:

                  B. 100,000 shares of free trading stock The Company agrees to file a Registration Statement covering the shares of Common Stock that are issued pursuant to this Agreement and shall use its best reasonable efforts to register such shares thereunder. At the Consultants' option, the preparation of such Registration Statement may be undertaken by counsel to the Consultants who shall be paid a fee for its services by the Company, not to exceed five thousand ($5,000) dollars, promptly after the Company receives at least two million ($2,000,000) in additional financing; and if such option is not exercised, the preparation of such Registration Statement will be undertaken by the Company's counsel promptly after receipt of such financing.

     The parties agree that the value of MRB's services is established at $7,500.00 per month and accordingly MRB will seek to satisfy that payment obligation by selling such portions of the free trading stock in the open market as may be necessary to accomplish this following the financing.

     In the event that the free trading stock is inadequate to satisfy the $7,500.00 per month requirement, MRB will continue its full obligation under this agreement relying ultimately on the value of the restricted stock at such time as that stock may be sold consistent with the requirements of applicable securities regulations.

     If the stock referred to in paragraph 3 subparagraph 2 is not received as defined, the contract shall automatically be converted to an all cash agreement and the client shall thereafter pay the sum of $7,500.00 per month on the first of each succeeding month.

4.   REIMBURSED EXPENSES

     The following items will be billed monthly at direct cost:

          a.   Travel Expenses (with client's prior written approval)

          b.   Postage and Courier Services

          c.   Mailing

          d.   Miscellaneous expenses directly incurred as a result of

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     The following will be billed monthly marked up at the rate of 17.25%
subject to client prior written approval:

          a.   Photographic services

          b.   Printing and commercial reproduction

          c.   Digital imagery production

          d.   Other outsourced professional services

5.   INVOICES AND PAYMENTS

     Invoices for the above expenses will be submitted 15 days prior to each payment due date and payment is due at the offices of MRB on the first of the month after submission. In the event either party shall be successful in any law suit for damages for breach of this Agreement including but not limited to non-payment of invoices, enforcement of this Agreement, or to enjoin the other party from violating this Agreement, such party shall be entitled to recover as part of its damages, its reasonable legal costs and expenses for establishing and maintaining any such action.

6.   APPROVALS

     The client hereby designates Mr. John Stephens as its representative, unless otherwise, notified in writing. All material produced by MRB shall be approved in writing by this representative. All work so approved shall be considered to have been accepted by the client. Further changes in accepted material will be charged to the client as Additional Work (see
     Section 8).

7.   TERM

     The term of this Agreement shall commence on January 1st, 2002 and extend through June 30th, 2003 and may be renewed upon the mutual agreement of the parties hereto.

8.   ADDITIONAL WORK

     Any tasks requested by the client but not included in Attachment "A" will be considered to be Additional Work, and will be charged to the client at the rate of $150 per hour. MRB shall advise the client before commencing Additional Work, and with prior written approval of the client's representative (See Section 6) such additional work shall become part of this Agreement. This rate to be re-negotiated before the renewal of this Agreement.

9.   WARRANTY

     MRB will perform professional services, obtain findings and prepare recommendations in accordance with generally and currently accepted communications consulting principles and practices. This warranty is in lieu of all other warranties either expressed or implied.

10.  LIMITATION OF LIABILITY

     With regard to the services to be performed by MRB pursuant to the terms of this Agreement, MRB shall not be liable to the client, or to anyone who may claim any right due to this relationship with the client, for any acts or omissions in the performance of said services on the part of MRB or on the part of the agents or employees of MRB; except when said acts or omissions of MRB are due to its gross negligence or willful misconduct. The client shall hold MRB free and harmless from any obligations, costs, claims, judgments, attorney fees and attachments arising from or growing out of the services rendered to the client pursuant to the terms of this Agreement or in any way connected with the rendering of said services, except when the same shall arise due to the gross negligence or willful misconduct of MRB of its employees or agents and the limit of any and all liability or claim for damages, costs of defense or expenses to be levied against MRB by the client shall not to exceed the amount of its fee already paid by the client, on account of any error, omission or professional negligence.

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11.  CONFIDENTIALITY

     MRB agrees to execute Biofield's standard confidentiality agreement which is attached hereto and made a part hereof.

12.  INTELLECTUAL PROPERTY

     The copyright in all artwork, copy and other work produced by MRB rests initially with MRB. On payment by the Client of the relevant fees and disbursements owed to MRB, the copyright in any material is automatically deemed to be assigned to the Client unless other arrangements are made in writing.

13.  MISCELLANEOUS

Assignment

     Neither party to this Agreement may assign or transfer this Agreement, any interest therein or claim there-under without the written approval of the other party.

Governing Law

     This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by the laws of the State of New York without regard to conflicts of law principles.

Entire Agreement

     This Agreement, along with the Confidentiality Agreement dated December__, 2002, constitutes the entire Agreement about understanding between MRB and the Client and supersedes any and all other Agreements between the parties. No representation or promise, either oral or written, has been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement without herein including any portion, which may hereafter be declared invalid.

In witness whereof, the parties have executed this Agreement of the day and year first above written.


MRB Investor Relations, LLC                     Biofield Corp.

/s/ Robert J. Giordano                          /s/ John Stephens
---------------------------------               --------------------------------
Robert J. Giordano                              John Stephens
Chief Executive Officer                         Chief Operating Officer


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